ARTICLES OF INCORPORATION

OF

QUALSEC

The undersigned, desiring to form a corporation for profit under the Wyoming Business Corporation Act, does hereby certify as follows:

FIRST:  The name of the corporation shall be QualSec.

SECOND:  Its registered agent is Wyoming Corporation Service, Inc., whose address is 1005 Country Club Avenue, Cheyenne, Wyoming 82001.

THIRD:  The purpose for which the corporation is formed is to engage in any lawful activity.

FOURTH:  The maximum number of shares of all classes which the corporation is authorized to have outstanding is unlimited, and shall be comprised of Common Stock and Preferred Stock.  The holders of Preferred Stock shall have such preferences, limitations and relative rights as may be determined, prior to the issuance of such shares, by the Board of Directors.  Except as may be limited by the preferences, limitations and relative rights of holders of Preferred Stock (to the extent such are permitted by law) the holders of Common Stock shall possess all voting rights and shall be entitled to all dividends and to distribution of the assets of the corporation upon dissolution.

FIFTH:  The corporation shall have perpetual existence.

SIXTH:  The incorporator and his post office address is as follows: Jehu Hand, 24351 Pasto Road, Suite B, Dana Point, California 92629.

SEVENTH:  The corporation shall indemnify the officers and directors of the corporation to the fullest extent permitted by Sections 17-16-851 and 17-16-856 of the Wyoming Business Corporation Act (the "Act").  This Article SEVENTH is intended to obligate the corporation in advance to indemnify as provided in Section 17-16-858 of the Act, as such Section or other sections named herein are renumbered or codified from time to time

EIGHTH:  The corporation reserves the right to amend these articles of incorporation at any time.

Dated this 12th day of October, 2006.

Jehu Hand, Incorporator